LIFEVANTAGE ANNOUNCES PRELIMINARY UNAUDITED FOURTH QUARTER REVENUE

Company Anticipates 150% Increase in Net Revenue over Previous Quarter

San Diego, July 27, 2009, LifeVantage Corporation (OTCBB: LFVN), a science-based, natural products company, dedicated to helping people reach their health and wellness goals through science-based solutions to oxidative stress and a maker of Protandim®, announced preliminary unaudited net revenue for the fourth quarter of 2009. The Company anticipates net revenue of approximately $1.6M for the three month period ended June 30, 2009, which is an approximate increase of 150% from the net revenue of approximately $0.65M for the three month period ended March 31, 2009. This substantial increase in revenue demonstrates the early results of the Company’s recent expansion into the network marketing distribution model.

“The increase in fourth quarter revenue is attributed to our launch earlier this year into network marketing as well as the addition of a team of some of the most sought after and highest producing independent distributors in the network marketing industry. We believe this team will continue to significantly impact LifeVantage’s continued expansion into the network marketing sales channel,” stated David W. Brown, LifeVantage President & CEO.

About LifeVantage Corporation
LifeVantage Corporation is a publicly traded (OTCBB: LFVN), science-based, natural products company, dedicated to helping people reach their health and wellness goals through science-based solutions to oxidative stress. Founded in 2003 and based in San Diego, CA, LifeVantage develops nutraceutical products, including Protandim®, that leverage the company’s expertise and that are intended to deliver significant health benefits to consumers. For more information, visit www.LifeVantage.com.

About Protandim®
Protandim® is a groundbreaking, clinically proven supplement that provides substantial benefits to help with the challenges of healthy aging. This patented antioxidant therapy works in a very different way than conventional foods such as red wine, oranges, blueberries or other popular antioxidant supplements; as a result, according to Dr. Joe McCord, it is much more effective than those products or foods in reducing oxidative stress. Protandim® works by increasing the body’s natural antioxidant protection at the cellular level, triggering (inducing) cells to produce naturally occurring protective antioxidant enzymes such as superoxide dismutase (SOD), catalase, and glutathione synthase. Dr. McCord is a pioneer scientist in the field of oxidative stress and is on the Company’s Board of Directors.

A peer-reviewed human clinical study showed that after Protandim® was taken for 30 consecutive days, the accumulation of lipid peroxidation products (a biochemical marker of aging) was decreased by an average of 40%, although that reduction may be not be typical for all those who consume the product. The study also reported that this important marker of aging was decreased after taking Protandim® to the level of a typical 20 year old. Protandim® is currently the subject of approximately 20 scientific studies at leading universities and research facilities. The nature and stages of the studies vary, as some of the testing is at the preliminary stage, while other studies using Protandim® are currently in progress. For more information about Protandim®, visit www.LifeVantage.com.

About LifeVantage TrueScience™ Anti-Aging Cream
LifeVantage TrueScience™ is scientifically-based and contains cutting-edge ingredients, including those found in Protandim®. LifeVantage TrueScience™ Anti-Aging Cream gives skin a beautiful, even and smooth tone, diminishing fine lines and wrinkles, and providing a vibrant and glowing appearance. LifeVantage TrueScience™ also improves skin smoothness and pigmentation, while increasing skin moisture. For more information about LifeVantage TrueScience™, visit www.LifeVantage.com.

Unaudited Financial Information.
This announcement contains historical financial information for the three-month periods ended June 30, 2009 and June 30, 2008 that is unaudited and Lifevantage assumes no obligation to update this information based on new information or future performance except as may be specifically required by applicable law or regulation. The unaudited financial information is subject to audit by independent accountants on an annual basis following the close of each calendar year. Such an audit is currently ongoing and the unaudited information presented in this announcement as of and for the three months ended June 30, 2009 is subject to adjustment based on the results of the audit. Accordingly, the financial information that will be reported in Lifevantage’s Annual Report on Form 10-K for the year ended June 30, 2009 may vary from the financial information presented in this announcement.

Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company uses the words “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “plan,” “target” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the potential failure or unintended negative consequences of the implementation of our network marketing sales channel; our ability to retain independent distributors or to attract new independent distributors on an ongoing basis; the potential for third party and governmental actions involving our network marketing sales channel; the potential for product liability claims against the Company; the risk that government regulators and regulations could adversely affect our business; future laws or regulations may hinder or prohibit the production or sale of our existing product and any future products; unfavorable publicity could materially hurt our business; and the Company’s ability to protect our intellectual property rights and the value of our product. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-KSB and Quarterly Report on Form 10-Q under the caption “Risk Factors”, and in other documents filed the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
*These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

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Note to Editors: Contact Jan Strode at 619-890-4040 or Jean Golden 612-385-2324 for interviews, photography, and other requests.

Investor Contact:
Ioana C. Hone
(858) 312-8016

Media Contact:
For LifeVantage Corporation
Jan Strode, 619-890-4040
or
Jean Golden, 612-385-2324